EXECUTION VERSION

CREDIT AGREEMENT

dated as of August 24, 2012

by and between

BACTERIN INTERNATIONAL, INC.,

as the Borrower,

and

ROS Acquisition Offshore LP

as the Lender

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SCHEDULES:

Schedule 6.6	Material Adverse Change
Schedule 6.7(a)	Litigation
Schedule 6.7(b)	Labor Controversies
Schedule 6.8	Existing Subsidiaries
Schedule 6.15(a)	Intellectual Property
Schedule 6.15(b)	Intellectual Property Proceedings
Schedule 6.15(c)	Infringement Notices Sent
Schedule 6.15(e)	Infringement Notices Received
Schedule 6.16	Material Agreements
Schedule 6.18(a)	Regulatory Authorizations
Schedule 6.18(b)	Regulatory Actions
Schedule 6.18(c)	Regulatory Compliance
Schedule 6.18(d)	Organ Transplant Compliance
Schedule 6.19(a)	Transactions with Affiliates
Schedule 6.19(b)	Transactions with Affiliated Entities
Schedule 6.23	Deposit and Disbursement Accounts
Schedule 7.7	Use of Proceeds
Schedule 7.15	Post-Closing Matters
Schedule 8.2(b)	Indebtedness to be Paid
Schedule 8.2(c)	Existing Indebtedness
Schedule 8.3(c)	Existing Liens
Schedule 8.5(a)	Investments
Schedule 10.2	Notice Information

EXHIBITS:

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guarantee
Exhibit E	-	Form of Security Agreement

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August 24, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between BACTERIN INTERNATIONAL, INC., a Nevada corporation (the “Borrower”) and ROS Acquisition Offshore LP, a Cayman Islands Exempted Limited Partnership (together with its Affiliates, successors, transferees and assignees, the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender provide a senior term loan facility to the Borrower in an aggregate principal amount of $25,000,000 (with $20,000,000 available at the Closing and $5,000,000 available prior to December 31, 2013, subject to the terms and conditions set forth herein); and

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make the Loans to the Borrower;

NOW, THEREFORE, the parties hereto agree as follows.

Article I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms.   The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“361 Product” means a human cellular or tissue-based product that meets the criteria under 21 C.F.R. § 1271.10 and is subject to regulation under Section 361 of the Public Health Services Act and 21 C.F.R. Part 1271, but is not regulated under Section 351 of the Public Health Services Act or regulated as drug, biologic, or medical device.

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In addition, Guy Cook and any of his immediate family members, and any Affiliate thereof, shall also be deemed to be an Affiliate of Holdings, the Borrower and the Subsidiaries. “Control” (and its correlatives) by any Person means the power of such Person, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).

“Affiliated Entity” means any Person other than Holdings, the Borrower and the Subsidiaries (i) that is Controlled by any officer or director, or any immediate family member of any officer or director, of Holdings, the Borrower or any Subsidiary or (ii) of which any officer or director, or any immediate family member of any officer or director, of Holdings, the Borrower or any Subsidiary serves as a director, trustee or officer or in a similar management or oversight capacity.

“Agreement” is defined in the preamble.

“Applicable Margin” means 12.13%.

“Authorized Officer” means, relative to Holdings, the Borrower or any of the Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.1.1.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that either: (i) is a “multiemployer plan,” as defined in section 3(37) of ERISA, (ii) is subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA, or (iii) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA.

“BLA” means (a) (i) a biologics license application (as defined in the Public Health Services Act, 42 U.S.C. § 262) for authorization to introduce, or deliver for introduction, a biologic product into commerce in the U.S., or any successor application or procedure; and (ii) any similar application or functional equivalent relating to market authorization for biologics applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S.; and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Borrower” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, or the Cayman Islands.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than 180 days after its date of issuance, which is issued by any bank organized under the laws of the United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“cGTP” means Current Good Tissue Practices, including the requirements for registration, donor eligibility screening, and the processing and distribution of tissue-based products, as set forth in 21 C.F.R. § 1271 and guidance documents.

“Change in Control” means and shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Securities of Holdings; (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of Holdings shall at any time be occupied by persons who were neither (x) nominated by the board of directors of Holdings nor (y) appointed by directors so nominated, or (iii) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Borrower or the Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the Initial Loan hereunder, which in no event shall be later than August 27, 2012.

“Closing Date Certificate” means a closing date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Lender.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment” means the Lender’s obligation (if any) to make Loans hereunder.

“Commitment Amount” means the Initial Commitment Amount plus the Delayed Draw Commitment Amount.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, together with such changes thereto as the Lender may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Control” is defined within the definition of “Affiliate”.

“Controlled Account” is defined in Section 7.13.

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof, and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by Holdings, the Borrower or any of the Subsidiaries in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“CTA” means a clinical trial application filed with any regulatory authority in the European Union.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Delayed Draw Closing Date” means the date of the making of the Delayed Draw Loan hereunder, which in no event shall be later than December 30, 2013.

“Delayed Draw Commitment Amount” means $5,000,000.

“Delayed Draw Commitment Termination Date” means the earliest to occur of (i) the Delayed Draw Closing Date (immediately after the making of the Delayed Draw Loan on such date), (ii) December 31, 2013, if the Delayed Draw Loan shall not have been made hereunder prior to such date and (iii) August 27, 2012, if the Initial Loan shall not have been made hereunder prior to such date.

“Delayed Draw Loan” is defined in Section 2.1.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is (a) recognized in the official National Formulary, or the United States Pharmacopeia, or any supplement to them, (b) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (c) intended to affect the structure or any function of the body of man or other animals; and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of its primary intended purposes.

“Device Approval Application” means a premarket approval application (PMA) submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e), a de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or premarket notification submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from FDA for a device that is substantially equivalent to a legally marketed predicate device (“510(k)”), as defined in the FD&C Act, or any corresponding foreign application in the Territory (as defined in the Royalty Agreement), including, with respect to the European Union, a submission to a Notified Body for a Certificate of Conformity with an applicable Council Directive.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of Holdings, the Borrower’s or the Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or any of its Subsidiaries) in a single transaction or series of transactions.

“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is one hundred and eighty-one (181) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of Holdings or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, and (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Event of Default” is defined in Section 9.1

.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder. For purposes of this Agreement, “FD&C Act” includes provisions of the Public Health Services Act that apply to biological products and products derived from human tissue.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2011 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means the guarantee executed and delivered by an Authorized Officer of Holdings and each Subsidiary, substantially in the form of Exhibit D hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means, collectively, Holdings and each Subsidiary.

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Holdings” means Bacterin International Holdings, Inc., a Delaware corporation.

“GAAP” means generally accepted accounting principles in the United States.

“IDE” means an application, including an application filed with a Regulatory Authority, for authorization to commence human clinical studies, including (a) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (b) an abbreviated IDE as specified in FDA regulations in 21 C.F.R. § 812.2(b), (c) any equivalent of a United States IDE in other countries or regulatory jurisdictions, (d) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (e) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards (IRBs).

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“IND” means (a) (i) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. (including any CTA); and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person and all obligations of such Person arising under Synthetic Leases;

(d) net Hedging Obligations of such Person;

(e) all obligations of such Person in respect of Disqualified Capital Securities;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Infringement” and “Infringes” mean the misappropriation or other violation of know-how, trade secrets, confidential information, and/or Intellectual Property.

“Initial Commitment Amount” means $20,000,000.

“Initial Commitment Termination Date” means the earliest to occur of (i) the Closing Date (immediately after the making of the Initial Loan on such date), and (ii) August 27, 2012, if the Initial Loan shall not have been made hereunder prior to such date.

“Initial Loan” is defined in Section 2.1.

“Intellectual Property” means all (i) Patents; (ii) Trademarks; (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor; (iv) Product Authorizations; (v) Product Agreements; (vi) computer software, databases, data and documentation; (vii) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Product Authorizations; (vii) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (viii) other intellectual property or similar proprietary rights; (ix) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (x) any and all improvements to any of the foregoing.

“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the Initial Loan is made hereunder pursuant to Section 2.3 and ending on (and including) the last day of the Fiscal Quarter in which the Loan was made, and (b) thereafter, the period beginning on (and including) the first day of each succeeding Fiscal Quarter and ending on the earlier of (and including) (x) the last day of such Fiscal Quarter and (y) the Maturity Date.

“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person, and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Key Permits” means all Permits relating to the Products (including all Product Authorizations).

“knowledge” of the Borrower means the knowledge of any executive officer or the most senior legal officer of Holdings, the Borrower or any Subsidiary.

“Lender” is defined in the preamble.

“LIBO Rate” means the three-month London Interbank Offered Rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London, England time), quoted by the Lender from the appropriate Bloomberg or Telerate page selected by the Lender (or any successor thereto or similar source determined by the Lender from time to time), which shall be that three-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the last Business Day of the relevant Fiscal Quarter, adjusted for any reserve requirement and any subsequent costs arising from a change in governmental regulation, such rate to be rounded up to the nearest 1/16 of 1% and such rate to be reset quarterly as of the first Business Day of each Fiscal Quarter. If the Initial Loan is advanced other than on the first Business Day of a Fiscal Quarter, the initial LIBO Rate shall be that three-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the date of the Initial Loan, which rate shall be in effect until (and including) the last Business Day of the Fiscal Quarter next ending. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Liquidity” means, at any time, an amount determined for the Borrower equal to the sum of unrestricted cash-on-hand and Cash Equivalent Investments of the Borrower, to the extent held in a Controlled Account located in the United States.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the Royalty Agreement, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations (including any mortgages entered into pursuant to Section 7.8), the Guarantee, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Loans” means the Initial Loan and the Delayed Draw Loan.

“MAA” means a marketing authorization application filed with any regulatory authority in the European Union.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or Holdings, the Borrower and the Subsidiaries taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or (iii) the ability of Holdings, the Borrower or any Subsidiary to perform its Obligations under any Loan Document.

“Material Agreements” means (i) each contract or agreement to which Holdings, the Borrower or any Subsidiary is a party involving annual aggregate payments of more than $150,000, whether such payments are being made by Holdings, the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to Holdings, the Borrower or any Subsidiary; (ii) each consulting agreement, professional services agreement or similar agreement with a physician, scientist or other similar consultant, or an organization consisting of any such consultants, to which Holdings, the Borrower or any Subsidiary is a party; and (iii) all other contracts or agreements, individually or in the aggregate, material to the business, operations, assets, prospects, conditions (financial or otherwise), performance or liabilities of Holdings, the Borrower or any Subsidiary.

“Maturity Date” means August 24, 2019.

“Moody’s” means Moody’s Investors Service, Inc.

“NDA” means (a) (i) a new drug application (as defined in the FD&C Act); and (ii) any similar application or functional equivalent relating to any new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the U.S. (including any MAA); and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by Holdings, the Borrower or any of the Subsidiaries in connection with such Casualty Event in excess of $1,000,000, individually or in the aggregate through the Termination Date (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lender) which holds a first priority Lien permitted by clause (e) of Section 8.3 on the property which is the subject of such Casualty Event.

“Net Equity Proceeds” means with respect to the sale or issuance after the Closing Date by Holdings to any Person of any Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of:

(a) the gross cash proceeds received by Holdings from such sale, exercise or issuance in excess of $15,000,000, individually or in the aggregate through the Termination Date, over

(b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of Holdings in connection therewith.

“Non-Excluded Taxes” means any Taxes other than (i) net income and franchise Taxes imposed with respect to the Lender by any Governmental Authority under the laws of which the Lender is organized or in which it maintains its applicable lending office and (ii) any other tax imposed on the Lender and any business activity of the Lender that is not directly related to the Loans or the business of the Borrower, Holdings or any Subsidiary.

“Note” means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of Holdings, the Borrower and each Subsidiary arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1.8, whether or not allowed in such proceeding) on the Loans.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organic Document” means, relative to Holdings, the Borrower or any Subsidiary, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to Holdings’, the Borrower’s or any Subsidiary’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Patent” means any patent, patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, renewals, extensions, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by Holdings, the Borrower or any of the Subsidiaries in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Closing Date by Holdings, the Borrower or the Subsidiaries that is (i) subordinated to the Obligations and all other Indebtedness owing from Holdings, the Borrower or the Subsidiaries to the Lender pursuant to a written subordination agreement satisfactory to the Lender in its sole discretion and (ii) in an amount and on terms approved by the Lender in its sole discretion.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Product” means any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by the Borrower or any of its Affiliates, including any such product in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers (including human tissue supply agreements), manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Authorizations” means any and all approvals (including applicable supplements, amendments, pre and post approvals, drug master files, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, notifications, registrations or authorizations of any Governmental Authority necessary for the manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction, including without limitation registration and listing (including registration and listing of 361 Products), IDEs, INDs, NDAs, Device Approval Applications and BLAs or similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

”Product Standards” means all safety, quality and other specifications and standards applicable to any Products, including all medical device and other standards promulgated by Standard Bodies.

“Qualified Capital Securities” shall mean any Capital Securities that are not Disqualified Capital Securities.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of Holdings, the Borrower or any of the Subsidiaries, including the FDA and all similar agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies, including all Product Authorizations.

“Related Parties” means the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Holdings, the Borrower and the Subsidiaries.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of Holdings, the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of Holdings, the Borrower or any Subsidiary or otherwise.

“Revenue Base” means, with respect to any period, the Net Sales (as defined in the Royalty Agreement) of all Products for such period.

“Royalty Agreement” means the Royalty Agreement, dated as of the date hereof, among the Borrower and the Lender.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Pledge and Security Agreement executed and delivered by each of the parties thereto, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital and (v) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Holdings (other than the Borrower).

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash and the Commitment shall have terminated.

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by Holdings, the Borrower or any of the Subsidiaries substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly owned Subsidiary” means any direct or indirect Subsidiaries of Holdings or the Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Holdings.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP, as in effect from time to time; provided that, if either the Borrower or the Lender requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings, the Borrower and the Subsidiaries, in each case without duplication.

Article II
COMMITMENT and BORROWING procedures

SECTION 2.1 Commitment. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Initial Loan”) to the Borrower on the Closing Date in an amount equal to (but not less than) the Initial Commitment Amount. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Delayed Draw Loan”) to the Borrower on the Delayed Draw Closing Date in an amount equal to (but not less than) the Delayed Draw Commitment Amount. No amounts paid or prepaid with respect to the Loans may be reborrowed.

SECTION 2.2 Borrowing Procedure. The Borrower may irrevocably request that the Initial Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on a Business Day at least three Business Days prior to the proposed Closing Date. The Borrower may irrevocably request that the Delayed Draw Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on a Business Day at least three Business Days prior to the proposed Delayed Draw Closing Date.

SECTION 2.3 Funding. After receipt of the Loan Request for the Initial Loan, the Lender shall, on the Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Initial Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request. After receipt of the Loan Request for the Delayed Draw Loan, the Lender shall, on the Delayed Draw Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Delayed Draw Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request.

SECTION 2.4 Reduction of the Commitment Amounts. The Initial Commitment Amount shall automatically and permanently be reduced to zero on the Initial Commitment Termination Date. The Delayed Draw Commitment Amount shall automatically and permanently be reduced to zero on the Delayed Draw Commitment Termination Date.

Article III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments; Application. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.

SECTION 3.2 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of the Loans on the Maturity Date. Prior thereto, payments and prepayments of the Loans shall be made as set forth below.

(a) Except as set forth in the Royalty Agreement and as otherwise provided in this Section 3.2, no payments or prepayments, including voluntary prepayments, of principal of the Loan shall be permitted.

(b) Commencing with the Fiscal Quarter ending on September 30, 2016, the Borrower shall, on the last Business Day of each Fiscal Quarter, unless waived by the Lender at least three Business Days prior to such date, make a scheduled principal payment of $1,666,667 (or such lesser amount as the Lender may specify at least three Business Days prior to such date) of the Initial Loan and $416,667 (or such lesser amount as the Lender may specify at least three Business Days prior to such date) of the Delayed Draw Loan, or, in each case if less, the remaining outstanding principal amount of such Loan.

(c) Within three Business Days of receipt by Holdings of any Net Equity Proceeds, or receipt by Holdings, the Borrower or any Subsidiary of any Net Casualty Proceeds, the Borrower shall notify the Lender thereof. If requested by the Lender, the Borrower shall within three Business Days of such request make a mandatory prepayment of the Loans, in an amount equal to 50% of such Net Equity Proceeds or 100% of such Net Casualty Proceeds (or, in each case, such lesser amount as the Lender may specify on the date of such request), as the case may be, to be applied as set forth in Section 3.3.

(d) The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of the Loans made hereunder shall be without premium or penalty.

SECTION 3.3 Application. Except as provided in Section 4.4(b), amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to clauses (c) or (d) of Section 3.2 shall be applied pro rata to the Initial Loan and Delayed Draw Term Loan, and in reverse order of the scheduled repayments set forth in clause (b) of Section 3.2.

SECTION 3.4 Interest Rate. During any applicable Interest Period, the Loans shall accrue interest during such Interest Period at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) the higher of (x) the LIBO Rate for such Interest Period and (y) 1.00%. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

SECTION 3.5 Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 3% per annum.

SECTION 3.6 Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:

(a) on the Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) on the last day of each Fiscal Quarter; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and

(d) on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Article IV
LIBO RATE AND OTHER PROVISIONS

SECTION 4.1 Increased Costs, Etc. The Borrower agrees to reimburse the Lender for any increase in the cost to the Lender of, or any reduction in the amount of any sum receivable by the Lender in respect of, the Lender’s Commitment and the making, continuation or maintaining of the Loans hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively. The Lender shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.2 Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitment or the Loans made by it hereunder is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.3 Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by Holdings, the Borrower or any of the Subsidiaries to or on behalf of the Lender under any Loan Document, then:

(i) the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold the full amount of such Non-Excluded Taxes from such payment (as increased pursuant to clause (a)(i) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Non-Excluded Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Lender a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Non-Excluded Taxes or Other Taxes.

(d) The Borrower shall indemnify the Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, the Lender shall not be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Lender for any incremental Non-Excluded Taxes that may become payable by the Lender as a result of any failure of the Borrower to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority or to deliver to the Lender, pursuant to clause (c), documentation evidencing the payment of Non-Excluded Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Lender makes written demand therefor. The Borrower acknowledges that any payment made to the Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

SECTION 4.4 Payments, Computations; Proceeds of Collateral, Etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 1:00 p.m. on the date due in same day or immediately available funds to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after 1:00 p.m. on any day shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Lender, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

SECTION 4.5 Setoff. The Lender shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 9.1.8 or, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of the Lender. The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

SECTION 4.6 LIBO Rate Not Determinable. If prior to the commencement of any Interest Period, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Lender shall give notice thereof to the Borrower as promptly as practicable. In the event of any such determination, the Loans shall, until the Lender has advised the Borrower that the circumstances giving rise to such notice no longer exist, bear interest at the interest rate in effect for the immediately preceding Interest Period.

Article V
CONDITIONS TO Making the LOANs

SECTION 5.1 Credit Extensions. The obligation of the Lender to make the Initial Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in this Article (other than Sections 5.1.17 and 5.1.18). The obligation of the Lender to make the Delayed Draw Loan shall be subject to the prior making of the Initial Loan, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in Sections 5.1.2, 5.1.7, 5.1.17 and 5.1.18.

SECTION 5.1.1 Secretary’s Certificate, Etc. The Lender shall have received from Holdings, the Borrower and each Subsidiary party to a Loan Document, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2 Closing Date Certificate. The Lender shall have received a Closing Date Certificate, dated as of the Closing Date or Delayed Draw Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct, (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Closing Date or Delayed Draw Closing Date, as the case may be, and (c) all of the conditions set forth in this Article V have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.3 Payment of Outstanding Indebtedness, Etc. On the Closing Date, all Indebtedness identified in Schedule 8.2(b), together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Loan and the commitments and obligations in respect of such Indebtedness (other than any continuing reimbursement and indemnification obligations under the agreements governing such Indebtedness) shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Lender shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments (including customary payoff letters) as may be suitable or appropriate in connection therewith.

SECTION 5.1.4 Delivery of Note. The Lender shall have received a Note duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.5 Financial Information, Etc. The Lender shall have received

(a) audited consolidated financial statements of Holdings, the Borrower and the Subsidiaries for each of the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011;

(b) unaudited consolidated balance sheets of Holdings, the Borrower and the Subsidiaries for each fiscal quarter ended after December 31, 2011, together with the related consolidated statement of operations, shareholder’s equity and cash flows for the twelve months then ended; and

(c) such other financial information as to Holdings, the Borrower and the Subsidiaries and their respective businesses, assets and liabilities as the Lender may reasonably request.

SECTION 5.1.6 Compliance Certificate. The Lender shall have received an initial Compliance Certificate on a pro forma basis as if the Initial Loan had been made as of June 30, 2012 and as to such items therein as the Lender reasonably requests, dated as of the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.

SECTION 5.1.7 Solvency, Etc. The Lender shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date or Delayed Draw Closing Date, as the case may be, in form and substance satisfactory to the Lender.

SECTION 5.1.8 Guarantee. The Lender shall have received executed counterparts of the Guarantee, dated as of the date hereof, duly executed and delivered by Holdings and each Subsidiary.

SECTION 5.1.9 Security Agreements. The Lender shall have received executed counterparts of the Security Agreement, dated as of the date hereof, duly executed and delivered by Holdings, the Borrower and each Subsidiary, together with

(a) certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by Holdings, the Borrower or any Subsidiary in the Borrower and the Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Lender that the security interest therein has been transferred to and perfected by the Lender in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities.

(b) financing statements suitable in form for naming Holdings, the Borrower and each Subsidiary as a debtor and the Lender as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests of the Lender pursuant to the Security Agreement;

(c) UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any assets of Holdings, the Borrower or any Subsidiary, and (ii) securing any of the Indebtedness identified in Schedule 8.2(b), together with such other UCC Form UCC-3 termination statements as the Lender may reasonably request from Holdings, the Borrower or any Subsidiary;

(d) landlord access agreements and bailee letters in form and substance satisfactory to the Lender from each landlord to and mortgagee of Holdings, the Borrower or any Subsidiary; and

(e) evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of Holdings, the Borrower and each Subsidiary are Controlled Accounts.

SECTION 5.1.10 Intellectual Property Security Agreements. The Lender shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by the Borrower or any Subsidiary that, pursuant to the Security Agreement, is required to provide such intellectual property security agreements to the Lender.

SECTION 5.1.11 Royalty Agreement. The Lender shall have received an executed counterpart of the Royalty Agreement, dated as of the date hereof, executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.12 Opinions of Counsel. The Lender shall have received opinions, dated the Closing Date and addressed to the Lender, from

(a) Bryan Cave HRO, special counsel to Holdings and the Borrower, in form and substance satisfactory to the Lender; and

(b) Jill Gilpin, VP and Legal Counsel for Holdings and the Borrower, in form and substance satisfactory to the Lender.

SECTION 5.1.13 Insurance. The Lender shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lender, evidencing coverage required to be maintained pursuant to each Loan Document, with the Lender named as loss payee or additional insured, as applicable.

SECTION 5.1.14 Closing Fees, Expenses, Etc. The Lender shall have received for its own account all fees, costs and expenses due and payable pursuant to Section 10.3.

SECTION 5.1.15 Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

SECTION 5.1.16 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Holdings, the Borrower or any Subsidiary shall be satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request.

SECTION 5.1.17 Revenue Base. The Lender shall be satisfied that the Revenue Base for the three full calendar months prior to the Delayed Draw Closing Date was at least $12,500,000 and the Revenue Base for the six full calendar months prior to the Delayed Draw Closing Date was at least $25,000,000.

SECTION 5.1.18 Disclosure Schedules. Immediately prior to the Delayed Draw Closing Date, the Borrower shall deliver to the Lender updates to Schedules 6.15(a), 6.16, 6.18(a) and 6.23, each such updated Schedule to be complete and accurate as of the Delayed Draw Closing Date.

Article VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants to the Lender as set forth in this Article.

SECTION 6.1 Organization, Etc. Holdings, the Borrower and each Subsidiary is validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2 Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by Holdings, the Borrower and each Subsidiary of each Loan Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene (i) Holdings’, the Borrower’s or any Subsidiary’s Organic Documents, (ii) any court decree or order binding on or affecting Holdings, the Borrower or any Subsidiary or (iii) any law or governmental regulation binding on or affecting Holdings, the Borrower or any Subsidiary; or

(b) result in (i) or require the creation or imposition of any Lien on Holdings’, the Borrower’s or any Subsidiary’s properties (except as permitted by this Agreement) or (ii) a default under any contract, agreement, or instrument binding on or affecting Holdings, the Borrower or any Subsidiary.

SECTION 6.3 Government Approval, Regulation, Etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by Holdings, the Borrower or any Subsidiary of any Loan Document to which it is a party.

SECTION 6.4 Validity, Etc. Each Loan Document to which Holdings, the Borrower or any Subsidiary is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5 Financial Information. The financial statements of Holdings, the Borrower and the Subsidiaries furnished to the Lender pursuant to Sections 5.1.5 and 7.1 have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6 No Material Adverse Change. Except as set forth on Schedule 6.6, there has been no material adverse change in the business, financial performance or condition, operations (including the results thereof), assets, properties or prospects of Holdings, the Borrower or any Subsidiary since December 31, 2011.

SECTION 6.7 Litigation, Labor Matters and Environmental Matters.

(a) Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $250,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(b) Except as described on Schedule 6.7(b), there are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $250,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transaction contemplated hereby.

(c) None of Holdings, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”) where such failure to comply would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $250,000, (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability that would reasonably be expected, individually or in the aggregate, to result in liabilities to Holdings, the Borrower and/or any Subsidiary in excess of $250,000.

SECTION 6.8 Subsidiaries. Holdings has no Subsidiaries except those Subsidiaries which are identified in Schedule 6.8 (which Schedule also identifies the direct and indirect owners of the Capital Stock of such Subsidiaries) or which are permitted to have been organized or acquired after the Closing Date in accordance with Section 8.5 or Section 8.7.

SECTION 6.9 Ownership of Properties. Holdings, the Borrower and each Subsidiary owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.3.

SECTION 6.10 Taxes. Holdings, the Borrower and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes due and owing, except (i) any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (ii) any Taxes that do not exceed, individually or in the aggregate, $250,000.

SECTION 6.11 Benefit Plans, Etc. None of Holdings, the Borrower or any of the Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. None of Holdings, the Borrower or any of the Subsidiaries is a party to any collective bargaining agreement, and none of the employees of Holdings, the Borrower or any of the Subsidiaries are subject to any collective bargaining agreement. Each “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits and that is sponsored by Holdings, the Borrower or any of their ERISA Affiliates intended to be tax qualified under section 401 or 501 of the Code has a determination letter or opinion letter from the Internal Revenue Service on which it is entitled to rely, and no assets of any such plan are invested in Capital Securities of Holdings or the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by Holdings, the Borrower or any Subsidiary has complied in all material respects with its terms and applicable law.

SECTION 6.12 Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Lender by or on behalf of Holdings, the Borrower or any Subsidiary in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading.

SECTION 6.13 Regulations U and X. None of Holdings, the Borrower or any Subsidiary is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14 Solvency. The Borrower, individually, and Holdings, the Borrower and the Subsidiaries, taken as a whole, on a consolidated basis, both before and after giving effect to the Loans, are Solvent.

SECTION 6.15 Intellectual Property.

(a) Schedule 6.15(a) sets forth a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all (i) Patents, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks and (iii) any other registered Intellectual Property, in each case owned or licensed by Holdings, the Borrower or any of the Subsidiaries. For each item of Intellectual Property listed on Schedule 6.15(a), the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents, (E) the owner of such item of Intellectual Property and (F) with respect to Intellectual Property owned by any third party, the agreement pursuant to which that Intellectual Property is licensed to Holdings, the Borrower or any Subsidiary.

(b) With respect to all Intellectual Property listed on Schedule 6.15(a):

(i) Holdings, the Borrower or a Subsidiary owns or has a valid license to such Intellectual Property free and clear of any and all Liens other than Liens permitted pursuant to Section 8.3 and all such Intellectual Property are in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned;

(ii) each of Holdings, the Borrower and the Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect such Intellectual Property and, to the Borrower’s knowledge, there are no unpaid maintenance or renewal fees payable by Holdings, the Borrower or any of the Subsidiaries that are currently overdue for any of such registered Intellectual Property;

(iii) except as described on Schedule 6.15(b), there is no proceeding challenging the validity or enforceability of any such Intellectual Property, none of Holdings, the Borrower or any of the Subsidiaries is involved in any such proceeding with any Person and none of the Intellectual Property is the subject of any Other Administrative Proceeding;

(iv) to the knowledge of the Borrower, (A) such Intellectual Property is valid, enforceable and subsisting and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Intellectual Property; and

(v) except as otherwise indicated on Schedule 6.15(a), each of Holdings, the Borrower and each Subsidiary is the sole and exclusive owner of all right, title and interest in and to all such Intellectual Property that is owned by it.

(c) Except as described on Schedule 6.15(c), the Borrower has not given notice to any third party alleging that such third party is committing any act of Infringement of any Intellectual Property listed on Schedule 6.15(a).

(d) With respect to each license agreement listed on Schedule 6.15(a), such license agreement (i) is in full force and effect and is binding upon and enforceable against Holdings, the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default or breach thereunder. To the Borrower’s knowledge, none of Holdings, the Borrower or any of the Subsidiaries has taken any action that would permit any other Person party to any such license agreement to have, and no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(e) Except as set forth on Schedule 6.15(e), none of Holdings, the Borrower or any of the Subsidiaries has received written notice from any third party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that third party and, to the knowledge of the Borrower, the conduct of its business and the business of Holdings and the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any third party.

(f) Holdings, the Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their respective commercially significant unregistered Intellectual Property.

SECTION 6.16 Material Agreements. Set forth on Schedule 6.16 is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all Material Agreements of Holdings, the Borrower or any of the Subsidiaries, with an adequate description of the parties thereto, subject matter thereof and amendments and modifications thereto. Each such Material Agreement (i) is in full force and effect and is binding upon and enforceable against Holdings, the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a material breach or a default thereunder.

SECTION 6.17 Permits. Holdings, the Borrower and the Subsidiaries have all Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of their business and the distribution of the Products. All such Permits are validly held and there are no defaults thereunder.

SECTION 6.18 Regulatory Matters.

(a) Set forth on Schedule 6.18(a) is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all material Regulatory Authorizations relating to Holdings, the Borrower or any Subsidiary, the conduct of their business and the Products (on a per Product basis). All such Regulatory Authorizations are (i) legally and beneficially owned exclusively by Holdings, the Borrower or one of the Subsidiaries, free and clear of all Liens other than Liens permitted pursuant to Section 8.3, and (ii) validly registered and on file with the applicable Governmental Authority, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority. All required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, medical device reports or other reports of adverse experiences) and other required filings with respect to the Products have been filed with the FDA and all other applicable Governmental Authority.

(b) Except as set forth on Schedule 6.18(b) and without limiting the generality of any other representations and warranties made by the Borrower, (i) the Products comply in all material respects with (A) all applicable laws, rules, regulations, orders, injunctions and decrees of the FDA and other applicable Governmental Authority, including all applicable requirements of state authorities and the FD&C Act and (B) all Product Authorizations and other Regulatory Authorizations; (ii) Holdings, the Borrower, the Subsidiaries and their respective suppliers have not received any notification from any Governmental Authority asserting that any 361 Product lacks a required Product Authorization; (iii) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against Holdings, the Borrower or any of the Subsidiaries or any of their respective suppliers with respect to the Products, and to the Borrower’s knowledge there is no basis for any adverse regulatory action against Holdings, the Borrower or any of the Subsidiaries or, to the knowledge of the Borrower, their respective suppliers with respect to the Products; and (iv) without limiting the foregoing, (A) no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like have been requested, demanded or ordered by any Governmental Authority with respect to any Products, and there is no basis for the issuance of any such product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like by any Person with respect to any Products, and (B) no criminal, injunctive, seizure, detention or civil penalty actions have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Products, there are no consent decrees (including plea agreements) which relate to any Products, and there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Governmental Authority relating to the Products or for the issuance of any consent decrees. None of Holdings, the Borrower, any of the Subsidiaries or, to the Borrower’s knowledge, any of their respective suppliers is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable law, rule or regulation.

(c) Except as set forth in Schedule 6.18(c), in all material respects with respect to Products, (i) all design, manufacturing, storage, distribution, packaging, labeling, recordkeeping and other supply activities by Holdings, the Borrower, the Subsidiaries and, to the Borrower’s knowledge, their respective suppliers relating to such Products have been conducted, and are currently being conducted, in compliance with the applicable requirements of the FD&C ACT and other requirements of the FDA and all other Governmental Authorities, including current good manufacturing practices, cGTPs and quality system regulations, (ii) none of Holdings, the Borrower, any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective suppliers has received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of or to enjoin production of the Products at any facility, and (iii) all applicable post-approval and post-clearance procedures and activities have been carried out, and have been carried out in accordance with the requirements of the Regulatory Authorizations and all applicable laws, rules and regulations. No Product sold by or in the inventory of Holdings, the Borrower or any of the Subsidiaries is adulterated or misbranded, all labeling, packaging (including inserts), product information, advertising and promotional materials and activities are in compliance in all material respects with applicable FDA and other Governmental Authority requirements, and the Products are in compliance with all classification, registration, listing, marking, tracking and audit requirements of the FDA and any other Governmental Authority.

(d) Except as set forth in Schedule 6.18(d), all activities of Holdings, the Borrower, the Subsidiaries and, to the Borrower’s knowledge, their respective suppliers related to the procurement, use, and transplantation of tissue, including allograft bone tissue, have been conducted, and are currently being conducted in compliance with the applicable requirements of the National Organ Transplant Act.

(e) The Borrower has made available to the Lender complete and accurate copies of all Product Authorizations and regulatory dossiers relating thereto, all medical device reports and communications to or from FDA and other relevant Governmental Authorities, including inspection reports, warning letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to Holdings, the Borrower or any of the Subsidiaries, the conduct of their business and the Products.

(f) All studies, tests and preclinical and clinical trials conducted relating to the Products, in all material respects, by or on behalf of Holdings, the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective licensees, licensors and third party services providers and consultants, have been conducted, and are currently being conducted, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, current good clinical practices and current good laboratory practices and other applicable laws, rules regulations. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Lender. The summaries and descriptions of any of the foregoing provided to the Lender are accurate and contain no material omissions. None of Holdings, the Borrower, any of the Subsidiaries, or, to the knowledge of the Borrower, any of their respective licensees, licensors or third party services providers or consultants, has received from the FDA or other applicable Governmental Authority any notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(g) There has been no material untrue statement of fact and no fraudulent statement made by Holdings, the Borrower, any of the Subsidiaries, or any of their respective agents or representatives to the FDA or any other Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to the FDA or any other Regulatory Agency.

(h) The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair Holdings’, the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner.

SECTION 6.19 Transactions with Affiliates and Affiliated Entities.

(a) Except as set forth on Schedule 6.19(a), (i) none of Holdings, the Borrower or any Subsidiary has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates during the two-year period immediately prior to the Closing Date and (ii) no such transaction is in existence as of the date hereof.

(b) Except as set forth on Schedule 6.19(b), (i) none of Holdings, the Borrower or any Subsidiary has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliated Entity during the two-year period immediately prior to the Closing Date and (ii) no such transaction is in existence as of the date hereof.

SECTION 6.20 Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.21 OFAC. None of Holdings, the Borrower, any Subsidiary or, to the knowledge of the Borrower, any Related Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions.

SECTION 6.22 Holdings. Holdings (i) is a holding company with no activities (other than activities customarily carried out or required of a publicly-owned passive holding company, including the entry into agreements concerning the Capital Securities of Holdings), (ii) has no operations, assets (other than Capital Securities of the Borrower and Subsidiaries) or liabilities (other than Obligations under the Loan Documents) and (iii) is not party to any contracts or agreements, in each case other than activities, operations, assets, liabilities, contracts and agreements that do not exceed, and would not reasonably be expected to result in liabilities to Holdings, the Borrower and any Subsidiaries that exceed, $150,000 individually, except for the Material Agreements to which Holdings is listed as a party on Schedule 6.16.

SECTION 6.23 Deposit and Disbursement Accounts. Set forth on Schedule 6.23 is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all banks and other financial institutions at which Holdings, the Borrower or any Subsidiary maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account is a Controlled Account.

Article VII
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, the Borrower and Holdings will, and will cause the Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1 Financial Information, Reports, Notices, Etc. The Borrower will furnish the Lender copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 30 days after the end of each calendar month, in each case with supporting detail and certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments), (i) unaudited reports of the Revenue Base for such calendar month and the Liquidity of the Borrower at the end of such calendar month and (ii) beginning with the calendar month of January 2013, unaudited reports of (x) the Revenue Base for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar month, and including in comparative form the figures for the corresponding calendar month in, and the year to date portion of, the immediately preceding Fiscal Year and (y) the Liquidity of the Borrower for the corresponding calendar month in the preceding Fiscal Year, in comparative form;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of Holdings, the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments); provided, that information in this clause (b) shall be deemed furnished to the Lender when Holdings files with the SEC a publicly available Quarterly Report on Form 10-Q containing such information;

(c) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Holdings, the Borrower and the Subsidiaries, and the related consolidated statements of income and cash flow of Holdings, the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Lender (for the avoidance of doubt, the current independent public accountant of Holdings and the Borrower shall be considered acceptable to the Lender), which shall include a calculation of the financial covenants set forth in Section 8.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default; provided, that information in this clause (c) shall be deemed furnished to the Lender when Holdings files with the SEC a publicly available Annual Report on Form 10-K containing such information;

(d) concurrently with the delivery of the financial information pursuant to clauses (a), (b) or (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8) and (iii) stating that no real property has been acquired by Holdings, the Borrower or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any real property has been acquired since the delivery of the last Compliance Certificate, a statement that the Borrower has complied with Section 7.8 with respect to such real property);

(e) as soon as possible and in any event within three days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which Holdings, the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;

(f) as soon as possible and in any event within ten days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) or Schedule 6.7(b) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Lender requests, copies of all documentation relating thereto; provided, that information in this clause (f) shall be deemed furnished to the Lender when Holdings files with the SEC a publicly available Quarterly Report on Form 10-Q or Annual Report on Form 10-K containing such information;

(g) as soon as possible and in any event within ten days after the Borrower obtains knowledge of any return, recovery, dispute or claim related to Product or inventory that involves more than $250,000;

(h) as soon as possible and in any event within ten days after the Borrower obtains knowledge of (i) any claim that Holdings, the Borrower, any of the Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan, (ii) any effort to unionize the employees of Holdings, the Borrower or any Subsidiary, or (iii) correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under Section 401(a) of the Code;

(i) promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to Holdings, the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants; and

(j) such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.2 Maintenance of Existence; Compliance with Contracts, Laws, Etc. Each of Holdings, the Borrower, and each Subsidiary will preserve and maintain its legal existence (except as otherwise permitted by Section 8.7), perform in all material respects its obligations under Material Agreements to which Holdings, the Borrower or any of the Subsidiaries is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon Holdings, the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Holdings, the Borrower or any of the Subsidiaries, as applicable.

SECTION 7.3 Maintenance of Properties. Each of Holdings, the Borrower and the Subsidiaries will maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by Holdings, the Borrower or any of the Subsidiaries may be properly conducted at all times, unless Holdings, the Borrower or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of Holdings, the Borrower or any of the Subsidiaries or the Disposition of such property is otherwise permitted by Section 8.7 or Section 8.8.

SECTION 7.4 Insurance. Each of Holdings, the Borrower and each of the Subsidiaries will maintain:

(a) insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as Holdings, the Borrower and the Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Lender as mortgagee and loss payee (in the case of property insurance) and additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without the prior written consent of the Lender and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.5 Books and Records. Each of Holdings, the Borrower and each of the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit Holdings’, the Borrower’s or any of the Subsidiaries’ offices, to discuss Holdings’, the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss Holdings’, the Borrower’s and any of the Subsidiaries’ financial and other matters with the Lender or its representatives whether or not any representative of Holdings, the Borrower or any of the Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section.

SECTION 7.6 Environmental Law Covenant. Each of Holdings, the Borrower and each of the Subsidiaries will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, and (ii) promptly notify the Lender of, and provide the Lender with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. Holdings, the Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities, and shall keep the Lender informed as to the progress of same.

SECTION 7.7 Use of Proceeds. The Borrower will apply the proceeds of the Loans in accordance with Schedule 7.7.

SECTION 7.8 Future Guarantors, Security, Etc. Holdings, the Borrower and each Subsidiary will execute any documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will promptly cause any subsequently acquired or organized Subsidiary to execute a supplement (in form and substance satisfactory to the Lender) to the Guarantee, Security Agreement and each other applicable Loan Document in favor of the Lender. The Borrower will promptly notify the Lender of any subsequently acquired real property and will provide the Lender with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of Holdings, the Borrower and each of the Subsidiaries will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Lender shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of Holdings, the Borrower and the Subsidiaries (including real property and personal property acquired subsequent to the Closing Date). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Lender, and Holdings, the Borrower and each of the Subsidiaries shall deliver or cause to be delivered to the Lender all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as the Lender shall reasonably request to evidence compliance with this Section.

SECTION 7.9 Obtaining of Permits, Etc. With respect to Products, each of Holdings, the Borrower and each of the Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all Permits and accreditations which are necessary in the proper conduct of its business.

SECTION 7.10 Product Licenses. Holdings, the Borrower and each of the Subsidiaries shall (i) maintain each Permit, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which Holdings, the Borrower or any of the Subsidiaries are required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the Products and (ii) promptly provide evidence of same to the Lender upon request.

SECTION 7.11 Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc. With respect to the Products, each of Holdings, the Borrower and each of the Subsidiaries will (i) maintain in full force and effect all Regulatory Authorizations (including the Product Authorizations), contract rights, authorizations or other rights necessary for the operations of its business; (ii) notify the Lender, promptly after learning thereof, of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by Holdings, the Borrower, any of the Subsidiaries or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item; (iii) maintain in full force and effect, and pay all costs and expenses relating to, all Intellectual Property owned or controlled by Holdings, the Borrower or any of the Subsidiaries and all Material Agreements; (iv) notify the Lender, promptly after learning thereof, of any Infringement or other material violation by any Person of its Intellectual Property; (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all material new Intellectual Property developed or controlled by Holdings, the Borrower or any of the Subsidiaries; and (vi) notify the Lender, promptly after learning thereof, of any claim by any Person that the conduct of Holdings’, the Borrower’s or any of the Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person.

SECTION 7.12 Inbound Licenses. Each of Holdings, the Borrower and the Subsidiaries will, promptly after entering into or becoming bound by any material inbound license or agreement (other than over-the-counter software that is commercially available to the public): (i) provide written notice to the Lender of the material terms of such license or agreement with a description of its anticipated and projected impact on Holdings’, the Borrower’s and the Subsidiaries’ business and financial condition; and (ii) take such commercially reasonable actions as the Lender may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Lender to be granted and perfect a valid security interest in such license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement.

SECTION 7.13 Cash Management. Each of Holdings, the Borrower and the Subsidiaries will:

(a) maintain a current and complete list of all accounts (of the type initially set forth on Schedule 6.23) and promptly deliver any updates to such list to the Lender; execute and maintain an account control agreement for each such account, in form and substance reasonably acceptable to the Lender (each such account, a “Controlled Account”); and maintain each such account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations (and in which Holdings, the Borrower and the Subsidiaries shall have granted a Lien to the Lender);

(b) deposit promptly, and in any event no later than two Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Lender, promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Lender.

SECTION 7.14 Holdings. On or before January 31, 2013, to the extent that Holdings has engaged in any activity (other than activities customarily carried out or required of a publicly-owned passive holding company, including the entry into agreements concerning the Capital Securities of Holdings, and other than being a party to a non-disclosure agreement), has any operations, owns any asset (other than Capital Securities of the Borrower and the Subsidiaries), has incurred any liability (other than the Obligations under the Loan Documents) or is party to any contract or agreement (other than non-disclosure agreements), Holdings, the Borrower and the Subsidiaries shall use their best efforts to transfer such activity, operations, asset, liability, contract or agreement from Holdings to the Borrower or any Subsidiary.

SECTION 7.15 Post-Closing Matters. The Borrower shall take, and shall cause Holdings to take, each action described on Schedule 7.15 within the time period provided for that action on Schedule 7.15 (or by such later date as the Lender may agree in its sole discretion).

Article VIII
negativE COVENANTS

The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, Holdings, the Borrower and the Subsidiaries will perform or cause to be performed the obligations set forth below.

SECTION 8.1 Business Activities. None of Holdings, the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably related thereto.

SECTION 8.2 Indebtedness. None of Holdings, the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Schedule 8.2(b);

(c) Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c), and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);

(d) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $1,000,000;

(e) purchase money Indebtedness and Capitalized Lease Liabilities in an aggregate amount at any time outstanding not to exceed $500,000;

(f) Permitted Subordinated Indebtedness;

(g) Indebtedness of any Subsidiary, Holdings or the Borrower owing to Holdings, the Borrower or any Subsidiary; and

(h) other Indebtedness of Holdings, the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $500,000;

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (f), (g) or (h) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 8.3 Liens. None of Holdings, the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 8.2;

(c) Liens existing as of the Closing Date and disclosed in Schedule 8.3(c) securing Indebtedness described in clause (c) of Section 8.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(d) Liens securing payment of Permitted Subordinated Indebtedness that are (i) subordinate to the Liens securing payment of the Obligations and all other Indebtedness owing from Holdings, the Borrower or the Subsidiaries to the Lender and (ii) subject to a written subordination agreement satisfactory to the Lender in its sole discretion;

(e) Liens securing Indebtedness of Holdings, the Borrower or the Subsidiaries permitted pursuant to Section 8.2(e) (provided that (i) such Liens shall be created within 180 days of the acquisition of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property so financed);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

(j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 8.4 Financial Covenants.

SECTION 8.4.1 Minimum Revenue Base. The Revenue Base for any Fiscal Quarter shall not be less than the amount set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Minimum Revenue Base
September 30, 2012	$7,500,000
December 31, 2012	$7,500,000
March 31, 2013	$8,500,000
June 30, 2013	$8,500,000
September 30, 2013	$10,500,000
December 31, 2013	$11,000,000
March 31, 2014	$12,500,000
June 30, 2014	$12,500,000
September 30, 2014	$12,500,000
December 31, 2014	$12,500,000
March 31, 2015 and thereafter	$15,000,000

SECTION 8.4.2 Minimum Liquidity. The Liquidity of the Borrower shall not be less than $1,500,000 at any time. The Borrower shall maintain an amount equal to the amount required under this Section 8.4.2, along with its other cash and Cash Equivalent Investments, in a Controlled Account.

SECTION 8.5 Investments. None of Holdings, the Borrower or any of the Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified in Schedule 8.5(a);

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by Holdings, the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business; and

(f) other Investments in an aggregate amount not to exceed $500,000 over the term of this Agreement;

provided that,

(g) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(h) no Investment otherwise permitted by clause (f) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 8.6 Restricted Payments, Etc. None of Holdings, the Borrower or any of the Subsidiaries will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by the Borrower or Subsidiaries to Holdings, the Borrower or any Subsidiaries.

SECTION 8.7 Consolidation, Merger; Permitted Acquisitions, Etc. None of Holdings, the Borrower or any of the Subsidiaries will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except that, so long as no Event of Default has occurred and is continuing (or would occur), any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any Subsidiary.

SECTION 8.8 Permitted Dispositions. None of Holdings, the Borrower or any of the Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or Subsidiaries) to any Person in one transaction or series of transactions, except:

(a) Dispositions of inventory or obsolete, damaged, worn out or surplus property in the ordinary course of its business;

(b) Dispositions permitted by Section 8.7;

(c) Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

(d) other Dispositions of assets with an aggregate fair market value not to exceed $1,000,000 over the term of this Agreement.

SECTION 8.9 Modification of Certain Agreements. None of Holdings, the Borrower or any of the Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (i) any Organic Documents of Holdings, the Borrower or any of the Subsidiaries, if the result would have an adverse effect on the rights or remedies of the Lender or (ii) any agreement governing any Permitted Subordinated Indebtedness, if the result would shorten the maturity date thereof or advance the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse to the Lender.

SECTION 8.10 Transactions with Affiliates and Affiliated Entities.

(a) None of Holdings, the Borrower or any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to Holdings, the Borrower or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates and (ii) is of the kind which would be entered into by a reasonably prudent Person in its position with a Person that is not one of its Affiliates.

(b) Other than the arrangements, transactions and contracts set forth on Schedule 6.19(b), none of Holdings, the Borrower or any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliated Entity, unless such arrangement, transaction or contract is approved in advance in writing by the Lender in the Lender’s sole discretion.

SECTION 8.11 Restrictive Agreements, Etc. None of Holdings, the Borrower or any of the Subsidiaries will enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of Holdings, the Borrower or any of the Subsidiaries to amend or otherwise modify any Loan Document, or (iii) the ability of the Borrower or any Subsidiary to make any payments, directly or indirectly, to the Borrower or Holdings, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (x) in any Loan Document, or (y) in the case of clause (i), any agreement governing any Indebtedness permitted by clause (e) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness.

SECTION 8.12 Sale and Leaseback. None of Holdings, the Borrower or any of the Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 8.13 Product Agreements. None of Holdings, the Borrower or any of the Subsidiaries will enter into any amendment with respect to any existing Product Agreement or enter into any new Product Agreement that contains (a) any provision which restricts or penalizes a security interest in, or the assignment of, any Product Agreements, upon the sale, merger or other disposition of all or a material portion of a Product to which such Product Agreement relates, or (b) any other provision that has or is likely to adversely effect, in any material respect, any Product to which such agreement relates or to the Lender’s rights hereunder.

SECTION 8.14 Change in Name, Location, Executive Office, or Executive Management; Change in Fiscal Year. None of Holdings, the Borrower or any of the Subsidiaries will (i) change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (ii) change its jurisdiction of organization or legal structure, (iii) relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business, (iv) change its federal taxpayer identification number or organizational number (or equivalent) without 30 days’ prior written notice to the Lender, (v) replace its chief executive officer or chief financial officer without written notification to the Lender within 30 days thereafter, or (vi) change its Fiscal Year or any of its Fiscal Quarters.

SECTION 8.15 Benefit Plans. None of Holdings, the Borrower or any Subsidiary will (i) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (ii) allow any “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits and that is sponsored by Holdings, the Borrower, any Subsidiary or any of their ERISA Affiliates intended to be tax qualified under section 401 or 501 of the Code to cease to be tax qualified, (iii) allow the assets of any tax qualified retirement plan to become invested in Capital Securities of Holdings, the Borrower or any Subsidiary or (iv) allow any employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by Holdings, the Borrower or any Subsidiary to fail to comply in all material respects with its terms and applicable law.

SECTION 8.16 Holdings. Holdings shall not engage in any activities (other than activities customarily carried out or required of a publicly-owned passive holding company, including the entry into agreements concerning the Capital Securities of Holdings), have any operations, own any assets (other than Capital Securities of the Borrower and Subsidiaries), incur any liabilities (other than the Obligations under the Loan Documents) or be party to any contract or agreement, in each case other than activities, operations, assets, liabilities, contracts and agreements that do not exceed, and would not reasonably be expected to result in liabilities to Holdings, the Borrower and any Subsidiaries that exceed, $150,000 individually or, with respect to any such activities, operations, assets, liabilities, contracts or agreements entered into or incurred after the Closing Date, $250,000 in the aggregate, in each case except for the Material Agreements to which Holdings is listed as a party on Schedule 6.16.

Article IX
EVENTS OF DEFAULT

SECTION 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 9.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of or interest on any Loan, or (ii) any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of two Business Days after such amount was due.

SECTION 9.1.2 Breach of Warranty. Any representation or warranty made or deemed to be made by Holdings, the Borrower or any of the Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 9.1.3 Non-Performance of Certain Covenants and Obligations. Holdings, the Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Section 7.1, Section 7.7, Section 7.15 or Article VIII.

SECTION 9.1.4 Non-Performance of Other Covenants and Obligations. Holdings, the Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Lender or (ii) the date on which Holdings, the Borrower or any Subsidiary has knowledge of such default.

SECTION 9.1.5 Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness permitted under Section 9.1.1) of Holdings, the Borrower or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $250,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 9.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $250,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Holdings, the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 9.1.7 Change in Control. Any Change in Control shall occur.

SECTION 9.1.8 Bankruptcy, Insolvency, Etc. Holdings, the Borrower, or any of the Subsidiaries shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, Holdings, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Holdings, the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by Holdings, the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, Holdings, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 9.1.9 Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Holdings, the Borrower or any Subsidiary thereto; Holdings, the Borrower, any Subsidiary or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien other than due to the Lender’s failure to file any financing statement or continuation statement required to perfect such Lien.

SECTION 9.1.10 Key Permit Events. Any Key Permit or any of Holdings’, the Borrower’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to Holdings, the Borrower or any Subsidiary in any material respect.

SECTION 9.1.11 Material Adverse Change. Any circumstance occurs that could reasonably be expected to have a Material Adverse Effect.

SECTION 9.1.12 Key Person Event. If either of Guy S. Cook or John P. Gandolfo ceases to be employed full time by Holdings and the Borrower and actively working, unless within 90 days after such individual ceases to be employed full time and actively working, Holdings and the Borrower hire a replacement for such individual approved by the Lender.

SECTION 9.1.13 Regulatory Matters. If any of the following occurs: (i) the FDA, the EMA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Product Authorization (including an assertion that a 361 Product fails to meet the criteria of 21 C.F.R. 1271.10) or (B) initiates enforcement action against, or issues a warning letter with respect to, Holdings, the Borrower or any of the Subsidiaries, or any of their Products or the manufacturing facilities therefor, that causes Holdings, the Borrower or such Subsidiary to discontinue marketing or withdraw any of its material Products, or causes a delay in the manufacture of any of its material Products, which discontinuance, withdrawal or delay could reasonably be expected to last for more than three months; (ii) a recall which could reasonably be expected to result in liability to Holdings, the Borrower and the Subsidiaries in excess of $250,000; or (iii) Holdings, the Borrower or any of the Subsidiaries enters into a settlement agreement with the FDA, the EMA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $250,000.

SECTION 9.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.8 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 9.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.8) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

Article X
MISCELLANEOUS PROVISIONS

SECTION 10.1  Waivers, Amendments, Etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Lender and the Borrower.

No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Holdings, the Borrower or any of the Subsidiaries in any case shall entitle it or any of them to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2  Notices; Time. All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Lender, to the applicable Person at its address or facsimile number set forth on Schedule 10.2 hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

SECTION 10.3  Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Lender, and of local counsel, if any, who may be retained by or on behalf of the Lender) in connection with

(a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b) the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Note. The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations. The Lender acknowledges receipt of a $125,000 expense deposit from the Borrower which will be applied by the Lender to satisfy a portion of the expenses due hereunder.

SECTION 10.4  Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), including, without limitation, Indemnified Liabilities arising out of or relating to (i) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to fund any Loan), and (ii) any Environmental Liability. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5 Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 10.3 and Section 10.4, shall in each case survive any assignment by the Lender and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6  Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7  Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8  Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender, shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.9  Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of the Lender.

SECTION 10.11 Other Transactions. Nothing contained herein shall preclude the Lender, from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.12 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.13 Waiver of Jury Trial. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BACTERIN INTERNATIONAL, INC., as the Borrower

By:	/s/ John P. Gandolfo
Name: John P. Gandolfo
Title: Chief Financial Officer

ROS Acquisition Offshore LP, as the Lender
By ROS Acquisition Offshore GP Ltd.,
its General Partner
By OrbiMed Advisors LLC,
its investment manager

By:	/s/ Samuel D. Isaly
Name: Samuel D. Isaly
Title: Managing Member

Signature Page to Credit Agreement